Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

KORE Group Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	3,157,444	$2.45	$7,735,737.80	0.0001531	$1,184.34
Total Offering Amounts					$7,735,737.80		$1,184.34
Total Fee Offsets							–
Net Fee Due							$1,184.34

(1)	Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s common stock quoted on the New York Stock Exchange on April 29, 2025.
(2)	Represents 3,157,444 additional shares reserved for issuance under the KORE Group Holdings, Inc. 2021 Long-Term Stock Incentive Plan (the “2021 Plan”). Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be necessary to account for adjustment provisions under the 2021 Plan as a result of stock splits, stock dividends or similar transactions.